CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





We hereby consent to the use of our report, in the Registration Statement on Form S-1, dated March 16, 1999, relating to the balance sheets of Nettaxi, Inc. as of December 31, 1998 and 1997, and the related statements of operations, shareholders' equity and cash flows for the period from October 23, 1997 (date of incorporation) to December 31, 1997 and for the year ended December 31, 1998.

We also consent to the reference to our firm under the heading "Experts" in the Registration Statement on Form S-1.




BDO  Seidman,  LLP
San  Jose,  California
May 6, 1999   (except with respect to the matters discussed in Note 13 as to which  the  date  is  March  31,  1999).